UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 31, 2011

Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2011, Emergent BioSolutions Inc. (the “Company”), through the acquisition of certain assets of TenX BioPharma, Inc. (“TenX”) by the Company’s wholly-owned subsidiary Emergent Product Development Seattle, LLC, assumed the rights and obligations of TenX under an Amended and Restated License and Commercialization Agreement (the “Agreement”) with Genmab A/S (“Genmab”), dated December 22, 2009.

As a result of the acquisition of the Agreement, the Company obtained an exclusive, worldwide license to develop, manufacture and commercialize Zanolimumab, a fully human monoclonal antibody therapeutic product candidate in advanced stage clinical evaluation for cutaneous T-cell lymphoma (“CTCL”), a type of blood cancer, and peripheral T-cell lymphoma (“PTCL”), an aggressive sub-type of non-Hodgkin’s lymphoma.  The licensed patent portfolio contains multiple patent families directed to Zanolimumab, methods of making Zanolimumab and its methods of use.

Under the Agreement, the Company is required to make payments to Genmab of up to a maximum aggregate of $18.5 million based on certain development and commercialization milestones related to regulatory approvals and net sales targets.  The Company is also required to pay royalties on sales of Zanolimumab to Genmab ranging from the low single to high single digits. The Company is also required to pay to Genmab applicable royalties, milestone fees, license fees and other payments that are payable by Genmab for certain related intellectual property that Genmab has sublicensed to the Company and that is necessary or useful for development or commercialization of Zanolimumab.

The Agreement makes the Company solely responsible for filing and maintaining all investigational new drug applications and new product applications and for seeking regulatory approvals for Zanolimumab in all indications for the treatment of human disease.  The Company also has the exclusive right to otherwise develop, commercialize and manufacture Zanolimumab.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2011	EMERGENT BIOSOLUTIONS INC.
	By:	/s/Jay G. Reilly Jay G. Reilly General Counsel